Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Apollo Realty Income Solutions, Inc.

/s/ Randy I. Anderson
Name: Randy I. Anderson

Dated: June 2, 2022